Exhibit 10.15

                                                                      27.07.2000


                      HighTech International Services GmbH
             Theodor-Althoff-Str.1, 45133 Essen, Germany ("HiServ")

                                        &

                          Internet Commerce Corporation

                805 Third Avenue, New York, New York, USA ("ICC")

                            Joint Services Agreement
                            ------------------------


1. ICC offers an electronic data interchange (EDI) system which provides for direct electronic interchange via the Internet (as described in the "Service Overview" [attachment 1]) and comprising software, technical support, training and updating of the software, all as further developed from time to time (the "ICC EDI Service Offerings").

      HiServ is a company providing data center and related services, and is a wholly-owned subsidiary of ThyssenKrupp Services GmbH.

2. Pursuant to the terms and conditions of this Agreement, ICC shall provide the services forming part of the ICC EDI Service Offerings to enable HiServ to provide the same ICC EDI Service Offerings to its customers. As the technical basis, HiServ shall make available in Europe the server capacities necessary as hosting facilities for HiServ customers for ICC EDI Service Offerings.

      HiServ shall not act as agent for ICC. Thus, vis-a-vis its customers HiServ shall act in its own name, not in the name of ICC.

3.    Intellectual property / Confidentiality/Security

3.1 HiServ acknowledges and agrees that the ICC EDI Service Offerings (including improvements, modifications and changes thereto), constitute valuable trade secrets of ICC and/or proprietary and confidential information of ICC and title thereto remains solely in ICC to the extent not provided otherwise in this Agreement. HiServ shall not transfer, adapt, modify, otherwise copy, reverse compile or otherwise translate or distribute any proprietary software used in connection with the ICC EDI Service Offerings (the "Software") or distribute the Software or rent, lease, assign or attempt to license it except in connection with the provision of the ICC EDI Service Offerings pursuant to this Agreement. Ownership of all applicable copyrights, trademarks and service marks, trade secrets, patents and other intellectual property rights in the ICC EDI Service Offerings are and shall remain vested solely in ICC to the extent not provided otherwise in this Agreement. All other aspects of the ICC EDI Service Offerings, including without limitation, programs (including changes, additions and enhancements in the form of new or partial programs or documentation), methods of processing, design and structure of individual programs and their interaction and programming techniques employed therein shall remain the property of ICC to the extent not provided otherwise in this Agreement and shall not be sold, revealed, disclosed or otherwise communicated, directly or indirectly, by HiServ to any person or entity whatsoever other than in connection with the provision of the ICC EDI Service Offerings pursuant to this Agreement. The copyright, trademark and service mark notices and restricted rights legends contained in the ICC EDI Service Offerings shall appear on all media distributed by HiServ. HiServ agrees not to take a position inconsistent with the foregoing, and will provide all data and information it has to enable ICC to defend ICC's right, title and interest in and to all of the property described in this section; provided that HiServ shall indemnify ICC for any damages suffered as a result of any delay of HiServ to act promptly when providing the data and information.

3.2 ICC represents, warrants and covenants that, to the best of its knowledge, the ICC EDI Service Offerings does not contain, or, to the extent the contrary is the case, the use thereof do not violate, any Third Party Software, trade secrets, proprietary or confidential information, copyrights, trademarks or service marks, trade secrets, patents and other intellectual rights (the "Third Party Rights") which ICC does not have the right to use and the right to use of which could not be transferred to HiServ pursuant to this Agreement. Third Party Rights means any rights or title which is not held or license or sub-licensed by ICC.

3.3.1 Prior to August 31, 2000, the parties will enter into a source code escrow agreement (which shall, in essence, have the content set forth herein) with Fort Knox Escrow Services, Ltd., 47 Bastwick Street, London EC1V3PR, United Kingdom, (the "Escrow Agent"). Concurrently with the execution of the source code escrow agreement, ICC will deposit with the Escrow Agent and maintain during the term of this Agreement the version then of the Software then in use by HiServ and all related documentation, including updates as set forth in item (a), (jointly the "Escrow Materials"). HiServ shall pay one hundred percent (100%) of the cost associated with the enforcement of the escrow agreement, including the release of the Escrow Materials and their use by HiServ under the terms of this Agreement, shall be borne by ICC.


           (a) Update of Source Code. ICC shall deliver bi-annually to the Escrow Agent (or upon the reasonable written request of HiServ after a material change or update of the Software) such material as is necessary to ensure that the material so delivered together with the Escrow Materials delivered to the Escrow Agent pursuant to this section constitutes all source codes and related documentation associated with the ICC EDI Service Offerings (including such necessary modifications, upgrades or new releases and related documentation).

           (b) Title to Intellectual Property. ICC HiServacknowledges that HiServ has acquired full right, title and interest to use the Escrow Materials in the event of the occurrence of a Release Condition with the proviso, however, that HiServ shall be entitled to use the Escrow Materials only as provided in this Agreement or any of the Schedules hereto.

           (c) Verification. HiServ, and at HiServ's request the Escrow Agent, shall be entitled to examine and to test the Escrow Materials bi-annualy to ensure that it corresponds to the latest to the latest version of the program's object code. HiServ shall bear the cost of such verification.

           (d) Release Condition. The Escrow Agent will release the Escrow Materials to Licensee upon the delivery by HiServ of notice to the Escrow Agent of the occurrence of any of the following events (the "Release Conditions"): (i) ICC becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, or
      (ii) ICC becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing, or (iii) ICC fails to pay any amount due to HiServ under item 12.4.1 within 20 (twenty) days after HiServ gives ICC written notice of such non-payment.

           (e) Upon the Release Conditions HiServ shall be free to make use of the Escrow Materials in accordance with the terms of this Agreement, provided, however, that in the event of a Release Condition within the meaning of item (d) (iii) it shall be free to make use as it sees fit to achieve the Security Purpose, including transfer, adaption, modification, otherwise copying, reverse compiling or otherwise translating or distributing any Software, or distribution or rent, lease, assignment or attempt to license it, changes, additions and enhancements in the form of new or partial programs or documentation, processing, as well as changes to design and structure of individual programs and their interaction and programming techniques employed therein, sale, revelation, disclosure or otherwise communication. The Security Purpose shall be to ascertain HiServ's claims hereunder and to place HiServ in a position, both financially and factually, as if ICC had fully performed its obligations hereunder. HiServ shall forward/transfer any proceeds or rights HiServ gains or holds after having achieved the Security Purpose, to ICC.

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

3.3.2 Title to Other Intellectual Property. ICC acknowledges that HiServ has acquired full right, title and interest to use the Other IP (as defined below) in the event of the occurrence of a Release Condition; Other IP shall mean other Intellectual Property forming part of the ICC EDI Service Offerings, including any know-howinsofar as such right, title and interest extends to the use of the Other IP as provided in this Agreement or any of the Schedules hereto.

      Upon the Release Conditions HiServ shall be free to make use of the Other IP in accordance with the term of this Agreement, provided, however, that in the event of a Release Condition within the meaning of item 3.3.1 (d)
      (iii) it shall be free to make use of the Other IP as it sees fit to achieve the Security Purpose, including transfer, adaption, modification, otherwise copying, reversing compiling or otherwise translating or distributing any Other IP, or distribution or rent, lease, assignment or attempt to license it, changes additions and enhancements in the form of new or partial programs or documentation, processing, as well as changes to design and structure of individual programs and their interaction and programming techniques employed therein, sale, revelation, disclosure or otherwise communication. The Security Purpose shall be to ascertain HiServ claims hereunder and to place HiServ in a position, both financially and factually, as if ICC had fully performed its obligations hereunder. HiServ shall forward/transfer any proceeds or rights HiServ gains or holds after having achieved the Security Purpose, to ICC.

3.4.1 Each party shall keep confidential any information that such party (or any of its affiliated companies) receives, or gains access to, from the other party (or any of such party's affiliated companies) in the course of, or in connection with, the implementation of this agreement, whether furnished orally or in writing or gathered by inspection or access to data and regardless of whether specifically identified as "confidential" (all such information individually and collectively referred to hereinafter as the "Confidential Material"). The term "party" in this agreement shall comprise such party's directors, employees, representatives, consultants and agents.

      Each party shall direct and commit each person to whom it discloses Confidential Material to the confidentiality obligations contained herein.

3.4.2 The parties agree not to use any of the Confidential Material for any purpose other than the implementation of this Agreement.

3.4.3.The term "Confidential Material" does not include information which (i) becomes generally available to the public other than as a result of a breach of a confidentiality obligation under this Agreement or (ii) was or becomes available to the other party on a non-confidential basis without violating the terms of this Agreement or (iii) is required by law to be disclosed.

4.    Cooperation

4.1 With the exception of Cable & Wireless plc, HiServ shall be the only "principal partner" of ICC located, and/or making sales to customers, in Europe. ICC will be able to signup European trading partners of its non-European based customers if they originally come from non-European based ICC customers. "Principal partner" means that only HiServ and Cable & Wireless will be able to provide hosting facilities in Europe. Additionally ICC agrees for the duration of this contract not to have direct sales personnel in Europe.

4.2 After Q8(see item 8.4), item 4.1 shall cease to apply if in any two consecutive quarters the Actual Quarter Amount (see item 8.4) is less than the following minimum amounts:

      Q9 through Q12: (US) $ 2,250,000.00
      Q13 through Q16: (US) $ 3,000,000.00
      Q17 through Q20: (US) $ 5,000,000.00

      Provided that, HiServ shall have the option to pay the difference between the Actual Quarter Amount and the applicable minimum amount for the quarter in question, which payment must be received by ICC within 30 days of the relevant quarter's end. In the event that HiServ exercises

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

      this option and pays this amount, the Actual Quarter Amount in question shall be deemed not to be less than the relevant minimum amount, and the provisions of Item 4.1 shall remain in effect.

4.3 ICC grants HiServ worldwide exclusivity to the Thyssen Krupp Group and the Aventis Group for ICC EDI Service Offerings. Consequently, during the duration of this Agreement, ICC shall not, directly or indirectly, provide any ICC EDI Service Offerings to companies within the Thyssen Krupp Group and/or the Aventis Group (The term group shall comprise all affiliated companies within the meaning of the German Stock Corporation Act).

5. It is agreed that HiServ will first focus its marketing efforts in the major continental Europe markets. However, HiServ is entitled to market and provide the ICC EDI Service Offerings worldwide on a non-exclusive basis.

6. ICC shall indemnify HiServ, to the extent HiServ is liable under applicable statutory law or its warranties, against all liability and third party claims resulting from a malfunction of the ICC EDI Service Offerings or from a violation of this Agreement provided that - with the exception of claims resulting from the intent or gross negligence on the part of ICC - in no event shall any damages which may be assessed against ICC for any reason exceed (US) 500,000.00 in the individual case and (US) $1 million in a contract year. This provision shall not apply if the malfunction falls within HiServ's sphere of responsibility. For this the burden of proof is with ICC. ICC shall also not be held responsible if the third party claim is a result of an express warranty that HiServ grants its customers, provided that this warranty exceeds any warranty granted by ICC to HiServ as well as HiServ statutory obligations. ICC also agrees to examine certain customer situations on a case-by-case basis if reasonably requested by HiServ.

7. HiServ shall be free in its marketing strategies and policies, including, but not limited to, the selection of its customers, its retail pricing for its customers, in the presentation of the ICC EDI Service Offerings, and the use of the name and brand of ICC. ICC agrees to work closely with HiServ to redefine and position the ICC Service Offerings for the European marketplace.

8.    Prices/Invoicing

8.1 Subject to the commitment outlined below in item 8.3, HiServ agrees to pay for the ICC EDI Service Offerings according to the prices set out in the schedule in the Addendum to this agreement [attachment 2].

8.2 ICC will provide HiServ with a monthly invoice setting out the total fees owed by HiServ to ICC for the previous 30 day period. HiServ shall pay the monthly invoice within 30 days of receipt of the invoice.

8.3 At the end of each quarter ICC will calculate the total amount of the monthly invoices delivered to HiServ (the "Actual Quarter Amount") and determine if the Actual Quarter Amount is less than the amount for the corresponding quarter as set out in the table below (such amounts, the "Floor Quarter Amount"). With the exception of the first quarter, in the event that the Actual Quarter Amount is less than the Floor Quarter Amount, HiServ will pay to ICC, within 30 days of the relevant quarter's end, the difference between the Floor Quarter Amount and the Actual Quarter Amount. The Floor Quarter Amount for Q1 will be paid to ICC immediately upon signing this Agreement. The Floor Quarter Amount for Q2 and the following Quarters ("Qs") will not be payable until (i) the escrow agreement referred to in item 3.3 shall have been entered into (provided that the absence of entering into the escrow agreement shall not be due to unreasonable requests of HiServ with respect to the escrow agreement, and
      (ii) ICC will have deposited the Escrow Materials, as to be deposited under item 3.3 upon signing, with the Escrow Agent. It is understood that only in the first quarter is the Floor Quarter Amount paid in advance and that subsequent quarters the amount due will be paid within 30 days of the relevant quarter's end. Other than the option set out in item 4.2, no Floor Quarter Amount shall exist after Q8.

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

      -------------------------------------------------------------------------
      Year 1    Q1              Q2               Q3              Q4
      -------------------------------------------------------------------------
                (US) $250,000   (US) $250,000   (US) $500,000   (US) $1,000,000
      -------------------------------------------------------------------------
      Year 2    Q5              Q6               Q7              Q8
      -------------------------------------------------------------------------
                (US) $1,500,000 (US) $1,500,000  (US) $1,500,000 (US) $1,500,000
      -------------------------------------------------------------------------

9.    Technical cooperation

9.1 HiServ will perform Level 1 and Level 2 technical support to its customers. Level 3 technical support will be provided by ICC to HiServ and HiServ's customers. HiServ will use a trouble ticket system-Action Request (ARS Remedy). ICC uses Sales and Support Logix. ICC and HiServ will develop a solution to exchange information between the systems, or ICC will use the HiServ ARS system. ICC will provide to HiServ and its customers the same 24x7 (24 hours, seven days a week) Level 3 support that it provides its own customers; no extra-fees shall be payable for such support. If it is necessary, and as the parties start to develop the relationship, ICC is prepared to further explain the dynamics of the support for the HiServ customer base. HiServ shall not be liable for any damages suffered by ICC or customers which are caused by the use of the HiServ ARS system.

9.2 ICC will provide immediate access to the ICC system so that HiServ technical personnel can begin product testing on a reasonable basis.

9.3   ICC will provide mapping support, at ICC's cost, as needed.

9.4 The HiServ-ICC system will have the same software level as the ICC system (peer hosting). Thus, ICC shall provide HiServ with new software versions or updates which are used for the ICC EDI Service Offerings as soon as possible after ICC first made use of the new software, but in any event, no later than one month after ICC first made use of the new software.

9.5 ICC will provide demo software and also provide remote demo capabilities. As with other resellers, ICC will provide these capabilities at ICC's cost.

9.6 ICC will provide training on a reasonable basis to HiServ technical personnel at HiServ locations. The exact levels of training will be mutually agreed by the parties, as the parties start to roll out the service for the HiServ organization in Europe. Training shall be provided at ICC's cost.

9.7 Wherever this Agreement makes reference to ICC' s cost, only direct cost, including out-of-pocket expenses, shall be meant.

10.   Marketing

10.1 Where appropriate and as mutually agreed upon by the parties, HiServ and ICC will collaborate their sales activities. To start these activities, ICC technical sales personnel will train HiServ product sales personnel, at ICC's cost. HiServ product sales personnel will then train HiServ sales personnel.

10.2  HiServ and ICC will provide collaborative marketing activities:

      1. Joint press release (the content of which shall be mutually approved by the parties) and announcement of the agreement.

      2.    Install links to the web sites of both companies.

      3.    Participate in exhibition like CEBIT.

      4.    Advertising and mailing actions.

      5.    Supporting product information.

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

In this connection the parties shall cooperate closely to provide a basis for a coordination of the sales efforts and the sales organizations of both parties.

10.3 The product needs international language support. Since ICC has limited translation abilities for the product, HiServ will first provide capability in German. Capability for French and other primary European languages will follow.

11. Both parties agree to identify and allocate responsibility to, within each of their respective organizations, an account manager who will act as a single point of contact for this effort. Initially, issues arising out of this agreement will be coordinated by a dedicated account manager from each Organization.

12.   Term

12.1.1 Subject to item 12.1.2, this agreement shall have a five year term starting from the date the agreement is signed by both parties. It shall come to an automatic end at that point in time unless extended by express written mutual consent of the parties pursuant to item 12.2.

12.1.2 ICC may, by written notice to HiServ, terminate this Agreement if (i) HiServ fails to pay any amount due to ICC under this Agreement within twenty (20) days after ICC gives HiServ written notice of such non-payment, (ii) HiServ is in material breach of any non-monetary term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within thirty (30) days after ICC gives HiServ written notice of such breach, or (iii) HiServ (A) terminates or suspends its business activities, (B) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority, or (C) becomes subject to any bankruptcy or insolvency proceeding under federal or state statutes.

       HiServ may, by written notice to ICC, terminate this Agreement if (i) ICC fails to pay any amount due to HiServ under this Agreement within twenty
       (20) days after HiServ gives ICC written notice of such non-payment, (ii) ICC is in material breach of any non-monetary term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within thirty (30) days after ICC gives ICC written notice of such breach or (ii) ICC (A) terminates or suspends its business activities, (B) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority, or (C) becomes subject to any bankruptcy or insolvency proceeding under federal or state statutes.

       Termination will become effective immediately or on the date set forth in the written notice of termination and will not require ICC to make any payment pursuant to item 12.4.

12.2   3 months prior to the termination of this Agreement in accordance with item 12.1.1 the parties shall negotiate in good faith in an attempt to extend the terms of this Agreement.

12.3 During the first two years of this Agreement, in the event a potential acquiror, or any affiliafted company of a potential acquiror (the "Potential Acquiror"), obtains 50% or more of the outstanding capital stock of ICC, ICC (or any successor entity) or the Potential Acquiror shall have the right but not the obligation, exercisable in its sole and absolute discretion, which right must be exercised within eight (8) weeks of the Potential Acquiror successfully obtaining 50% or more of the outstanding capital stock of ICC, to become a Principal Partner under item 4.1 and the prohibitions on ICC contained in item 4.1 shall not apply to the Potential Acquiror (or any sucessor of ICC), provided that HiServ shall at all times continue to be treated as a Principal Partner under item 4.1 (in each case, and "Principal Partner Addition"). In the event the Potential Acquiror, ICC, or any successor entity, exercises the Principal Partner Addition right, they shall provide 90 days written notice to HiServ (the "Notice") and the ensure timely payment of the Principal Partner Addition Amount. The Principal Partner Addition Amount shall mean payment by ICC to HiServ of an amount equal to, (i) if the Principal Partner Addition occurs during the first 12 months of the term of this Agreement, (US) $10 million, (ii) if the Principal Partner Addition occurs after the expiration of the

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       first 12 months but before the 24th month of the term of this Agreement,
       (US) $20 million and (iii) if the Principal Partner Addition occurs thereafter but before the end of the Agreement, an amount to be agreed upon by the parties within 60 days following the Notice; if no such agreement is reached by the parties within the said time period, the Principal Partner Addition right terminates.

       Any payment to be made pursuant to this section shall be made not more than 90 days following the Notice and the Principal Partner Addition shall be effective only upon receipt of the Principal Partner Addition Amount by HiServ and the expiry of the 90 day notice period. If HiServ does not receive payment in time, the Principal Partner Addition right terminates. HiServ shall accept the Principal Partner Addition Amount paid under this item as full and final settlement and satisfaction of all claims of every nature and kind whatsoever arising from the Principal Partner Addition.

       ICC or any Potential Acquiror shall provide written notice to HiServ 30 days after successfully obtaining 50% or more of the outstanding capital stock of ICC.

12.4.1 Upon the termination of this Agreement

       (i) at the end of the original term set forth in item 12.1 and in the event there is, at such point in time, no agreement signed on the terms of the extension (irrespective of good or bad faith negotiation) pursuant to item 12.2 or

(ii)   caused by an early termination by HiServ for cause pursuant to item
       12.1.2 provided that the reason for the termination is a violation of ICC's obligations under item 4.1 or 4.3 and on the condition precedent that HiServ is not in default with any of its obligations hereunder, ICC shall pay HiServ severance compensation in an amount equal to the product of (A) 80% of the total HiServ fees (exclusive VAT) for ICC EDI Service Offerings invoiced to HiServ's customers in the 12 calendar months immediately prior to termination multiplied by (B) five (5).

12.4.2 ICC shall be entitled to request the extension of the terms and conditions of this of this Agreement (provided that the minimum amount of Q20) by periods of 1 up to 5 (entire) years. ICC must, however, exercise this right by formal written offer to HiServ within the first sixty days of the three month period referred to in item 12.2. For each year of the extension, (B) above shall be reduced by 1, provided that (B) above may not be negative or zero (examples: if ICC requests an extension of 3 years, (B) above shall be 2; if ICC requests an extension of 5 years, (B) above shall be 1).

12.4.3 Concurrently with ICC's payment, HiServ shall transfer to ICC all data and information regarding its ICC EDI Service Offerings customers, including, but not limited to, the customer list. Furthermore, HiServ shall, to a reasonable extent, support ICC in an effort to continue the customer relationship with HiServ customers on ICC' s behalf.

12.5 If HiServ signs with a customer a contract longer than the term of this agreement (an "Over Extended Contract"), TKIS shall be entitled to perform such Over Extended Contract and ICC agrees to support HiServ (but only with respect to the Over Extended Contract) and his customer, for the duration of the Over Extended Contract.

12.6 Termination shall not affect the provisions pertaining to confidentiality contained in this Agreement.

13. If any provision in this Agreement should, in whole or in part, be or become invalid, the validity of the remaining provisions or part of provisions hereof shall not be affected. The invalid provision shall be substituted by a provision corresponding with the economic purpose of the invalid provision to the largest extent legally possible.

14. This Agreement shall be subject to Swiss law. The law in connection with the UN convention on the sale of goods shall be excluded.

15. This Agreement may be assigned by ICC or HiServ provided that the assignment is to an affiliated entity of ICC or HiServ, as applicable, and that the assignee agrees in writing with ICC or HiServ, as the case may be, that it is bound by the obligations of ICC or HiServ, as the case may be, contained in this Agreement and furthermore provided that such assignee is capable of performing the assignor's obligations contained in this Agreement. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

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16.    All disputes arising out of or in connection with this Agreement shall be exclusively and finally settled by arbitration according to the rules of the International Chamber of Commerce, with Zurich as venue, three arbitrators and English as language.


July 28, 2000                          July 28, 2000


Internet Commerce Corporation              ThyssenKrupp Information Systems GmbH

by: /s/ Geoffrey S. Carroll                by: /s/ Werner Schulte
    -------------------------------           ----------------------------
    Dr. Geoffrey S. Carroll                   Werner Schulte
    President & Chief Executive Officer       Member of the Board